Exhibit 4.55

Shareholders Agreement

Relating to Agria Asia Investments Limited

Agria Group Limited (Agria Group)
New Hope International (Hong Kong) Limited (New Hope)
Agria Corporation

Shareholders Agreement

Details	4

Agreed terms	5

1. Defined terms and interpretation	5

1.1 Defined terms	5
1.2 Interpretation	6
1.3 Headings	6

2. Commencement	7

2.1 Commencement	7

3. Rights of First Offer and Tag-along Right of New Hope	7

3.1 Right of First Offer	7
3.2 Tag-Along Right	7
3.3 Permitted Transfers	8

4. Put Option of New Hope	8

4.1 Put Option	8
4.2 Repurchase Price	9

5. Covenant	9

5.1 Security Agreements	9
5.2 Further Action	10
5.3 Information	10

6. Warranties	10

6.1 Capacity and status	10
6.2 Information accuracy	10
6.3 Legal advice	11
6.4 Confidentiality obligations	11
6.5 Announcements	11
6.6 Exceptions	11
6.7 Survival	11

7. Termination	12

7.1 Automatic termination	12
7.2 Accrued rights	12

8. Disputes	12

9. Notices and other communications	13

9.1 Service of notices	13
9.2 Effective on receipt	13

10. Miscellaneous	14

10.1 Alterations	14
10.2 Approvals and consents	14
10.3 Costs	14
10.4 Assignment	14

10.5 Survival	14
10.6 Counterparts and electronic copies	14
10.7 No merger	14
10.8 Entire agreement	14
10.9 Further action	14
10.10 Severability	14
10.11 Waiver	14
10.12 Relationship	15
10.13 Governing law and jurisdiction	15
10.14 Effectiveness	15

Signing page	16

Exhibit I First Pledge Agreement	17

Details
Date 28 June 2011
Parties

Name	Agria Group Limited
Short name	Agria Group
Notice Details	21/F Tower B, PingAn International Finance Center, 1-3 Xinyuan South Road, Chaoyang District, Beijing, China

Fax	010-84381003
Attention	John Layburn

Name	Agria Corporation
Short name	Agria Corporation
Notice Details	21/F Tower B, PingAn International Finance Center, 1-3 Xinyuan South Road, Chaoyang District, Beijing, China

Fax	010-84381003
Attention	John Layburn

Name	New Hope International (Hong Kong) Limited
Short name	New Hope
Notice Details	Suite 2508, West Tower, LG Twin Tower, Jianguomenwai Avenue, Chaoyang District, Beijing, China

Fax	010-65676087
Attention	Tianli Zhang
Background
A	Agria Group, a company incorporated under the laws of British Virgin Islands, is a wholly-owned subsidiary of Agria Corporation, a NYSE listed company incorporated under the laws of Cayman Islands.

B	New Hope is a company with limited liability incorporated under the laws of the Hong Kong Special Administrative Region of the PRC.

C	Agria Asia Investments Limited (“Company”), is a company incorporated under the laws of British Virgin Islands whose shareholders became Agria Group and New Hope pursuant to certain subscription agreements entered into between Agria Group, New Hope and the Company.

D	The Company is the sole shareholder of Agria (Singapore) Pte. Ltd. (“Subsidiary”) which holds 50.01% of the shares in PGG Wrightson Limited, a New Zealand public company with the largest rural services business in New Zealand (“PGW”).

E	New Hope intends to be a medium to long term holder of shares in the Company, unless changed circumstances cause New Hope to change its objectives, in which case the parties hereto will use their respective reasonably best efforts to agree upon a partial or full exit for New Hope. Agria and New Hope have entered into this agreement in connection with certain matters relating to their shareholdings in the Company unless there is any other agreement reached between Agria Group and New Hope.

Agreed terms
1.	Defined terms and interpretation

1.1	Defined terms

In this agreement:

Affiliate means, with respect to any person, any other person directly or indirectly Controlling, Controlled by, or under common Control with such person.

Business Day means a day that is not a Saturday or Sunday, or a public holiday in any of Beijing, China, the City of New York, New York, USA and Auckland and Christchurch, New Zealand.

Change in Control means any change in the largest beneficial owner (as such term is defined in Section 13 of the U.S. Securities Exchange Act of 1934) of the shares of Agria Corporation as of the date of this Agreement.

Completion Date means 29 April 2011.

Conditions means any required material third-party or governmental approvals, compliance with applicable laws and the absence of any injunction or similar legal order preventing such transaction.

Confidential Information means any of the following which is not in the public domain:
(a)	information concerning the contents of the Transaction Documents or any transaction undertaken under the Transaction Documents;
(b)	all data bases, source codes, methodologies, manuals, artwork, advertising manuals, trade secrets and all financial, accounting, marketing and technical information, customer and supplier lists, know-how, technology, operating procedures and other information, used by or relating to the Company or the Subsidiary and its transactions and affairs;
(c)	all notes and reports incorporating or derived from information referred to in paragraph (a) or (b); and
(d)	all copies of the information, notes and reports referred to in paragraphs (a) to (c).
Director means a director of the Company or the Subsidiary, as the context requires, from time to time.
Encumber means to mortgage, pledge, charge or assign as security or otherwise encumber.
First Pledge Agreement means the pledge agreement to be entered into between Agria Group and New Hope, as security for the obligations of Agria Group under Section 4 of this agreement, substantially in the form attached hereto as Exhibit I.
Ordinary Share means an ordinary share with a par value of $1.00 each in the capital of the Company.
Permitted Transfer means a Transfer of Shares permitted under clause 3.3.
Second Pledge Agreement means the pledge agreement to be entered into between the Subsidiary and New Hope, of which the terms and conditions are agreed upon based on good faith negotiations and reasonable grounds, as security for the obligations of Agria Group under Section 4 of this agreement.
Shareholder means a person who holds Shares.

Share Capital means all of the Shares in issue.
Shares means Ordinary Shares.
Subscription Agreements means the Subscription Agreements referred to in paragraph C of the Background.
Transaction Documents include this Agreement, the Subscription Agreements, the First Pledge Agreement, the Second Pledge Agreement and the Personal Guaranty.
Transfer means to sell, assign, transfer, convey or otherwise dispose of a legal or beneficial interest.
1.2	Interpretation

In this agreement, unless the context otherwise requires:
(a)	the singular includes the plural and vice versa and a gender includes other genders;
(b)	another grammatical form of a defined word or expression has a corresponding meaning;
(c)	a reference to a clause, paragraph, schedule or annexure is to a clause in or paragraph of or schedule or annexure to this agreement and a reference to this agreement includes any schedule or annexure;
(d)	a reference to a document or instrument, includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to time is to New Zealand time;
(f)	a reference to a party to this agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;
(g)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;
(h)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;
(i)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;
(j)	any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;
(k)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it;
(l)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day; and
(m)	if a calculation relating to the issue or Transfer of Shares under this agreement results in a number that is, or includes, a fraction, the fraction is rounded down to the nearest whole number.
1.3	Headings
Headings are for ease of reference only and do not affect interpretation.

2.	Commencement

2.1	Commencement

This agreement shall commence on the date of this Agreement.

3.	Rights of First Offer and Tag-along Right of New Hope

3.1	Right of First Offer

3.1.1	If Agria Corporation proposes to Transfer all or any part of its shares in Agria Group, other than to a Permitted Transferee (as defined below), Agria Corporation shall first give written notice (the “ROFO Notice”) to New Hope stating its bona fide intention to Transfer such shares (“Relevant Shares”), including a description of any material terms, including the amount of the Relevant Shares and the price per share (the “ROFO Price”), of such intended Transfer. The ROFO Notice shall constitute an irrevocable and binding written offer (the “Offer”) to sell all, but not part, of the Relevant Shares at the ROFO Price and on the offer terms specified in the Offer.

3.1.2	New Hope may accept the Offer by delivering an irrevocable written acceptance (an “Acceptance”) to Agria Corporation within 15 days after the receipt of the ROFO Notice. Following any Acceptance, the closing of the purchase of the Relevant Shares and any Shares being sold pursuant to the exercise of a Tag-Along Right in accordance with Section 3.2 shall take place on the 90th day (unless such day is not a Business Day, in which case it will occur on the Business Day immediately after the 90th day) after the date of such Acceptance unless the parties agree on a different time, subject to the satisfaction of any Conditions, in which case, such closing shall be delayed pending satisfaction of such Conditions; provided, that if any Conditions remain unsatisfied as of the 120th day after the date of Acceptance (the “Expiration Date”), New Hope shall be deemed to have not delivered such Acceptance and Section 3.1.3 shall apply.

3.1.3	If New Hope does not deliver an Acceptance within 15 days after the receipt of the ROFO Notice, and otherwise in accordance with Section 3.1.2, Agria Corporation shall have the right, subject to Section 3.2, to sell the Relevant Shares to a third party at a price no less than the ROFO Price and at terms and conditions no less favourable to Agria Corporation than those terms and conditions stated in the ROFO Notice for a period of 270 days from the later of (x) the 15th day following the Offer Date and (y) the Expiration Date (the “Sale Period”). If Agria Corporation does not Transfer the applicable Relevant Shares before the end of the Sale Period, Agria Corporation may not sell any Relevant Shares without complying with this Section 3.1.

3.1.4	For the avoidance of doubt, Agria Corporation’s rights and obligations under this agreement shall only be with respect to this Section 3.1.

3.2	Tag-Along Right

3.2.1	Subject to compliance with Section 3.1, if Agria Group proposes to Transfer the shares in the Company to a person (the “Purchaser”), other than (i) in accordance with Section 3.1, or (ii) to a Permitted Transferee as defined below (a “Tag-Along Sale”), Agria Group shall give written notice (a “Tag-Along Notice”) to New Hope at least 30 days prior to the consummation of such proposed Tag-Along Sale setting forth:
(a)	the total number of Shares proposed to be Transferred to the Purchaser (the “Tag-Along Offered Shares”) and the sale price per share;

(b)	the identity of the Purchaser;

(c)	any other material terms and conditions of the proposed Transfer; and

(d)	the expected date of the proposed Transfer.

3.2.2	Upon delivery of a Tag-Along Notice, New Hope shall have the right, but not the obligation, to sell up to its Pro Rata Portion of the Tag-Along Offered Shares at the same price per share, for the same form of consideration and pursuant to the same terms and conditions as set forth in the Tag-Along Notice. If New Hope wishes to participate in the Tag-Along Sale, it shall provide irrevocable written notice to Agria Group no later than 20 days after the date of the Tag-Along Notice. Such notice shall (i) set forth the number of Shares that New Hope elects to include in the Tag-Along Sale, which number shall not exceed its Pro Rata Portion of the Tag-Along Offered Shares, and (ii) constitute New Hope’s binding agreement to sell such Shares in the Tag-Along Sale on the terms and conditions applicable to the Tag-Along Sale. Agria Group shall not consummate the Tag-Along Sale unless the Purchaser purchases all of the Shares requested to be included in the Tag-Along Sale by New Hope on the same terms and conditions applicable to Agria Group; provided, that if the number of Shares which Agria Group and New Hope elect to sell in the Tag-Along Sale is more than the Tag-Along Offered Shares, to the extent that the Purchaser does not elect to purchase such excess shares, the number of shares to be sold by Agria Group and New Hope shall be reduced on a pro rata basis according to the proportion which the number of Shares that each of Agria Group and New Hope elects to have included in the Tag-Along Sale pursuant to this Section 3.2 bears to the total number of Shares elected by Agria Group and New Hope to have included in the Tag-Along Sale pursuant to this Section 3.2.
3.2.3	Agria Group shall have the right for a period of 120 days (which period may be extended to 180 days to satisfy any Conditions) after the expiration of the 20-day period referred to in Section 3.2.2 to Transfer the Tag-Along Offered Shares subject to the Tag-Along Notice (not otherwise sold by New Hope) to the Purchaser at a price not greater than the price contained in, and otherwise on terms and conditions not materially more favourable to Agria Group than those set forth in the Tag-Along Notice. After the end of the 120-day period referred to in this Section 3.2.3, Agria Group will not effect Transfer of any shares that are the subject of the Tag-Along Notice without commencing de novo the procedures set forth in this Section 3.2.
3.2.4	Pro Rata Portion means with respect to New Hope, in the case that Agria Group proposes to Transfer all or any portion of its Shares, such portion of Shares held by New Hope that represents the same percentage of the total number of Shares held by it as the total number of Shares proposed to be sold by Agria Group represents to the total number of Shares held by Agria Group.

3.3	Permitted Transfers

Sections 3.1 and 3.2 do not apply to a Transfer to a company of which the ROFO Seller is the sole beneficial owner of the shares or to a wholly owned subsidiary of that company (“Permitted Transferee”).
4.	Put Option of New Hope

4.1	Put Option

4.1.1	New Hope shall have the right to sell its Shares in the Company to Agria Group (the “Put Option”) as follows:
(a)	within 30 days after 12 months following the Completion Date, New Hope shall have the right to serve a prior written notice to Agria Group to sell up to 30% of the Shares in the Company initially subscribed by it to Agria Group;
(b)	within 30 days after 24 months following the Completion Date, New Hope shall have the right to serve a prior written notice to Agria Group to sell up to 60% of the Shares in the Company less any Shares sold under Section 4.1.1 (a) that were initially subscribed by it to Agria Group; and
(c)	within 30 days after 36 months following the Completion Date, New Hope shall have the right to serve a prior written notice to Agria Group to sell up to 100% of the Shares in the Company less the Shares sold under Section 4.1.1 (a) and Section 4.1.1 (b) that were initially subscribed by it to Agria Group.

4.1.2	Within 45 days after the occurrence of any or all of the following events, which information shall be promptly communicated to New Hope by Agria Group within 5 days after such occurrence, New Hope shall have the right to serve a written notice to Agria Group to sell all of the Shares in the Company held by it:
(a)	Agria Corporation has undergone a Change in Control; or
(b)	Agria Corporation unilaterally terminates the service agreement (to be entered into and a copy forthwith after execution to be delivered to New Hope) between Mr. Xie Tao and Agria Corporation within three years following the Completion Date without cause.
Within 90 days after Agria Group’s receipt of New Hope’s written notice (“Notice Day”) of its intent to exercise its right to sell its Shares pursuant to Sections 4.1.1 and 4.1.2 (“Put Option”), Agria Group shall pay 50% of the purchase price for the Shares sold by New Hope by exercising the Put Option as provided in Section 4.2 (“Repurchased Shares”); within 180 days after the Notice Day, Agria Group shall pay the remaining 50% of the purchase price for the Repurchase Shares as provided in Section 4.2 (“Remaining Purchase Price”)and consummate the acquisition of the Repurchased Shares, in which case, the Remaining Purchase Price shall carry an annual interest of 8% since the 91st day after the Notice Day and until being paid in full.
4.2	Repurchase Price

The repurchase price (“Repurchase Price”) payable by Agria Group to New Hope upon exercise of the Put Option by New Hope shall be a price to be agreed upon in writing by Agria Group and New Hope.

5.	Covenant

5.1	Security Agreements

5.1.1	Agria Group shall:
(a)	execute and deliver the First Pledge Agreement upon the signing of this Agreement; and
(b)	cause Mr. Guanglin Lai to execute and deliver the Personal Guaranty in a form to be agreed between New Hope and Agria Group upon the signing of this Agreement as security for the performance of Agria Group’s obligations under Section 4.
The First Pledge Agreement and the Personal Guaranty are collectively referred to as the “Security Agreements”.
5.1.2	In the event that the Subsidiary executes and delivers the Second Pledge Agreement to New Hope, the parties agree that the First Pledge Agreement and the Personal Guaranty shall be terminated and the relevant parties thereunder shall be released and discharged from any and all obligations and liabilities with respect to the First Pledge Agreement and the Personal Guaranty.
5.1.3	The Security Agreements will terminate if the Put Options have been exercised by New Hope to the fullest extent and Agria Group has paid to New Hope all of the considerations in connection with the Put Options as determined by Section 4.2.
5.1.4	The Security Agreement will terminate if New Hope does not exercise the Put Options within 30 days after 36 months following the Completion.
5.1.5	The Security Agreement will also terminate if New Hope does not exercise the Put Options within 45 days after the occurrence of all of the events set forth in Section 4.1.2 (a) — (b), which information shall be promptly communicated to New Hope by Agria Group within 5 days after such occurrence.

5.2	Further Action
The parties agree that they shall use their best efforts to procure gains with market liquidity for the interests in PGW indirectly held by New Hope. In the event that such interest receive gains with market liquidity, the parties shall negotiate through friendly and good-faith discussions to reduce the amount and scope secured by the Security Agreements.
5.3	Information
Agria Group shall procure Agria Corporation, as may be reasonably requested by New Hope, to provide New Hope with full access to all information in connection with (i) material restructuring of the business and capital structure of Agria Corporation and its Affiliates; (ii) any events which materially affect the financial condition of Agria Corporation and its affiliates; and (iii) any matters which have direct or indirect influence on the control of Agria Corporation and its affiliates over the Company. Notwithstanding anything to the contrary in this Agreement, Agria Group, Agria Corporation and its affiliates shall not be required to disclose any information to New Hope if such disclosure would contravene any applicable law or regulation nor Agria Group, Agria Corporation and its affiliates shall be required to disclose any information with respect to Agria Corporation that exceed the disclosure requirements imposed by the Securities and Exchange Commission of the United States.
6.	Warranties
6.1	Capacity and status
Each party represents to the other party that each of the following statements is true and accurate as at the date of this agreement:
(a)	it is validly existing under the laws of its place of incorporation;
(b)	it has the power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;
(c)	it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement; and
(d)	its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms.
6.2	Information accuracy
To the best of the knowledge of the directors of Agria Group, Agria Group represents to New Hope that no information provided to New Hope in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading in any material respect, except for such information which is identified to New Hope as stale and except for projections which, as of the date thereof, shall have been prepared in good faith based on the reasonable assessments of management of Agria Group.
If New Hope suffers any losses in the transactions contemplated by this Agreement due to the proven fraudulent information intentionally provided by Agria Group or any of its affiliates in connection with the transactions contemplated by this Agreement, New Hope is entitled to request Agria Group to compensate such losses including but not limited to all the fees and expenses incurred by New Hope in preparation for the transaction contemplated by this Agreement; provided that the liability under this section of Agria Group and its affiliates shall be limited to US$20,000,000.

Notwithstanding the limitation of US$20,00,000 provided in this section, Agria Group shall hold New Hope harmless from all claims by third parties for damages attributable to the proven fraudulent information intentionally provided by Agria Group or any of its affiliates in connection with the transactions contemplated by this Agreement.
6.3	Legal advice
The parties warrant to each other that they have read and understood this agreement and have had the opportunity to obtain, and have obtained, independent legal advice about its terms and effect.
6.4	Confidentiality obligations
The parties must:
(a)	use the Confidential Information only to make decisions regarding their investment in the Group, and
(b)	keep that Confidential Information confidential and not disclose it or allow it to be disclosed to any third party except, and in all cases subject to any obligations under any applicable laws or regulations:
(i)	with the prior written approval of the other party; or
(ii)	to officers, employees and consultants or advisers of the parties (or their Related Companies) who have a need to know (and only to the extent that each has a need to know) and are aware that the Confidential Information must be kept confidential, and they must take or cause to be taken reasonable precautions necessary to maintain the secrecy and confidentiality of the Confidential Information.
6.5	Announcements
No announcement, press release or other communication of any kind relating to the negotiations of the parties or the subject matter or terms of this agreement may be made or authorised by, or made on behalf of any party, without the prior written approval of each other party except where the announcement, press release or communication must be made by law or any order of any court, tribunal, authority or regulatory body or in connection with the enforcement of this agreement or by the rules of a stock exchange.
6.6	Exceptions
The obligations of confidentiality under this agreement do not extend to information that (whether before or after this agreement is executed):
(a)	is disclosed to a party, but at the time of disclosure is rightfully known to or in the possession or control of the party and not subject to an obligation of confidentiality on the party;
(b)	is public knowledge (except because of a breach of this agreement or any other obligation of confidence);
(c)	is required to be disclosed by law or order of any court, tribunal, authority or regulatory body or in connection with the enforcement of this agreement or by the rules of a stock exchange, in which case the disclosing party shall discuss with the other party within a reasonable period before the disclosure and make reasonable efforts to seek confidential treatment as reasonably requested by the other party to the extent practicable.
6.7	Survival
Only the rights and obligations of the parties set out in this agreement with respect to Confidential Information survive termination of this agreement.

7.	Termination

7.1	Automatic termination
This agreement terminates automatically:
(a)	if all parties agree;
(b)	for any party, when it stops holding, directly or indirectly, any Shares, at which time the Shareholder has no further rights or obligations under this agreement;

(c)	when the Company is liquidated; or

(d)	on the day on which an agreement to sell all the Shares is completed.
7.2	Accrued rights
Termination of this agreement is without prejudice to any accrued rights or obligations of the parties.
8.	Disputes
(a)	The parties agree to negotiate in good faith to resolve any dispute among them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties to the dispute within thirty (30) days of notification of the dispute in writing by one party delivered to the other Party, the dispute shall be referred to arbitration under Section 8(b).
(b)	The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties hereto shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator. If either Party to the arbitration does not appoint an arbitrator who has consented to participate within the said thirty (30) day period, the relevant appointment shall be made by the Chairman of the HKIAC.
(c)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 8, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8 shall prevail.
(d)	Each party shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the party receiving the request.
(e)	The award of the arbitration tribunal shall be final and binding upon and the exclusive remedy of the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.
(f)	Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

9.	Notices and other communications

9.1	Service of notices
A notice, demand, consent, approval or communication under this agreement (“Notice”) must be:
(a)	in writing, in English and signed by a person duly authorised by the sender; and
(b)	hand delivered or sent by prepaid post or facsimile or e mail to the recipient’s address for Notices, as varied by any Notice given by the recipient to the sender.
Such notices, demands and other communications shall be sent to each party hereto at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
To Agria Group and Agria Corporation
21/F Tower B
PingAn International Finance Center
1-3 Xinyuan South Road,
Chaoyang District, Beijing, China
To New Hope
Suite 2508, West Tower
LG Twin Tower, Jianguomenwai Avenue
Chaoyang District, Beijing, China
Each party hereto should promptly notify the other party of any change to its address as set forth above.
9.2	Effective on receipt
A Notice given in accordance with clause 9.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:
(a)	if hand delivered, on delivery;
(b)	if sent by prepaid post, on the second Business Day after the date of posting to an address within the country in which the notice was sent (or on the seventh Business Day after the date of posting if posted to a place outside the country from which the notice was sent);
(c)	if sent by facsimile, on the date and time shown on the transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety and in legible form to the facsimile number of the addressee notified for the purposes of this clause; or
(d)	if sent by email, on the date and time at which it enters the addressee’s information system (as shown in a confirmation of delivery report from the sender’s information system, which indicates that email was sent to the email address of the addressee notified for the purposes of this clause), but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm (addressee’s time) on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

10.	Miscellaneous

10.1	Alterations
This agreement may only be amended in writing by agreement of Agria Group and New Hope.
10.2	Approvals and consents
Except where this agreement expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this agreement.
10.3	Costs

All costs and expenses (including, without limitation, fees and disbursements of counsel, financial advisers and accountants) incurred in connection with this agreement and the transactions contemplated hereby shall be paid by each party.

10.4	Assignment
(a)	Subject to clause 10.4(b), a party may only assign this agreement or a right under this agreement with the prior written consent of each other party.

(b)	A party hereto may assign its rights under this agreement to a person to whom it sells all of its Shares in accordance with, and subject to, this agreement.
10.5	Survival

Any indemnity or obligation of confidentiality under this agreement is independent from the other obligations of the parties and survives termination of this agreement. Any other term which by its nature is intended to survive termination of this agreement survives termination of this agreement.

10.6	Counterparts and electronic copies

This agreement may be executed in counterparts. All executed counterparts constitute one document. This agreement may be executed on the basis of an exchange of facsimile, scanned or other electronic copies and execution of this agreement by such means is to be a valid and sufficient execution.

10.7	No merger

The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

10.8	Entire agreement

This agreement, together with the other Transaction Documents, constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

10.9	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and any transaction contemplated by it.

10.10	Severability

A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or parts of the term of this agreement continue in force.

10.11	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise by a party of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

10.12	Relationship

Except where this agreement expressly states otherwise, this agreement does not create a relationship of employment, trust, agency or partnership between the parties.

10.13	Governing law and jurisdiction

This agreement is governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Hong Kong.

10.14	Effectiveness

The effectiveness of this Agreement is subject to the transaction contemplated in the Transaction Documents being approved by relevant authorities in China. To the extent that any provision or term of this agreement requires approval under any law of New Zealand or the NZX Listing Rules, such provision or term will not take effect until or unless such approval is obtained or waived and the terms of any such approval complied with.

Signing page
EXECUTED as an agreement

SIGNED by AGRIA GROUP LIMITED by its duly authorised signatory:	/s/ Lai Guanglin Signature of authorised signatory

Lai Guanglin

Name of authorised signatory

SIGNED by AGRIA CORPORATION by its duly	/s/ Xie Tao

authorised signatory, only with respect to Section 3.1 hereof:	Signature of authorised signatory

Xie Tao

Name of authorised signatory

SIGNED by NEW HOPE INTERNATIONAL	/s/ [Illegible]

(HONG KONG) LIMITED by its duly authorised signatory:	Signature of authorised signatory

Name of authorised signatory

Exhibit I First Pledge Agreement

28 June 2011
Agria Group Limited
(as Chargor)
and
New Hope International (Hong Kong) Limited
(as Chargee)
Charge Over Shares in Agria Asia Investments Limited

This Charge is made on 28 June, 2011
Between:
(1)	Agria Group Limited, a company incorporated under the laws of the British Virgin Islands (the “Chargor”); and
(2)	New Hope International (Hong Kong) Limited, a company incorporated under the laws of Hong Kong (“Chargee”);
(3)	Whereas:
(A)	The Chargor, the Chargee and Agria Asia Investments Limited entered into a subscription agreement (“Subscription Agreement”) dated 14 April 2011 and a related shareholder agreement (“Shareholder Agreement”) dated 28 June 2011 in respect of the subscription of the shares in Agria Asia Investment Limited on 29 April 2011. It is a condition under the Shareholder Agreement that the Chargor shall enter into this share charge in relation to the issued share capital of the Charged Company (as defined below).
(B)	The Chargee shall hold the benefit of this Charge for itself and on trust for the holders of the Notes.
It is agreed as follows:
1	Definitions and Interpretation
1.1	In this Charge (except where the context otherwise requires) words and expressions shall have the same meanings assigned to them as defined in the Subscription Agreement and the Shareholder Agreement and the following words and expressions shall have the following meanings:

“BCA”	means the BVI Business Companies Act, 2004 (as amended);

“Business Day”	means, in the case of delivery of a notice, any day which is not a Saturday or Sunday or public holiday in the place at which the notice is left or sent, and in any other case, any day which is not a Saturday or Sunday or a public holiday in the British Virgin Islands;

“Charge”	means this share charge to be entered into between the Chargor and the Chargee;

“Charged Shares”	means the Initial Shares and all and any other shares, warrants and other securities of any kind (including loan capital) of the Charged Company now or at any time in the future legally and/or beneficially owned by the Chargor or in which the Chargor has any interest and all rights, benefits and advantages now or at any time in the future deriving from or incidental to any of the Charged Shares, including, without limitation:
(a)	all dividends, interest and other income paid or payable in relation to any Charged Shares; and

(b)	all shares, securities, rights, monies or other property accruing, offered or issued at any time by way of redemption, conversion, exchange, substitution, preference, option or otherwise in respect of any Charged Shares (including but not limited to proceeds of sale);

Charged Shares shall exclude any shares of the Charged Company that may be sold to Ngai Tahu Holdings Corporation Limited (“Ngai Tahu”) by the Chargor pursuant to a conditional share purchase agreement between Ngai Tahu and the Chargor dated 15 April 2011.

“Charged Company”	means the company set forth in Column C of Schedule 1 in this Charge;

“Company”	means Agria Asia Investment Limited, a company incorporated in the British Virgin Islands of PO Box 957, Road Town, Tortola, British Virgin Islands;

“Enforcement Notice”	means an enforcement notice served by the Chargee on the Chargor;

“Initial Shares”	means the shares listed in Schedule 1, which are registered at the date of this Charge in the name of the Chargor;

“Insolvency Act”	means the BVI Insolvency Act, 2003 (as amended);

“Receiver”	means as defined in Clause 8;

“Register of Members”	means the register of members held at the Charged Company’s registered office, containing the names and addressed of the persons who hold shares in the Charged Company, the number of each class and series of shares held by each member, the date on which the name of each member was entered in the register of members, and the date on which any eligible person ceased to be a member of the Charged Company;

“Registry”	means the Registry of Corporate Affairs in the British Virgin Islands;

“Secured Obligations”	means all and any amounts of any kind, now or in the future, actual or contingent, due or payable (or expressed to be due or payable) by the Chargor to the Chargee in any currency, actually or contingently, solely and/or jointly and/or severally with another or others as principal or surety on any account whatsoever under or in connection with the Put Option defined and contemplated in the Shareholder Agreement;

“Security Interest”	means any mortgage, charge, pledge, lien, encumbrance, right of set off or any security interest, howsoever created or arising; and

“Shareholder Agreement”	means a shareholder agreement entered into by and between Chargor, Chargee and the Agria Corporation dated 28 June 2011, containing, among other matters, the Put Option as defined in the Shareholder Agreement.

“Subscription Agreement”	means a subscription agreement entered into bv and between Chargor, Chargee, the Company in connection with the subscription of shares in the Company on 29 April 2011 (as may be amended from time to time);

“Termination Event”	means any breach of, or a termination event, or default or event of default under the Shareholder Agreement by the Company or this Charge by the Chargor that is either incapable of remedy or if capable of remedy has been continuing for 7 Business Days following notification by the Chargee.

1.2	In this Charge:
(a)	any reference to a Recital, Clause or Schedule is to the relevant Recital, Clause or Schedule of or to this Charge and any reference to a Sub-Clause or paragraph is to the relevant Sub-Clause or paragraph of the Clause or Schedule in which it appears;

(b)	the clause headings are included for convenience only and shall not affect the interpretation of this Charge;

(c)	use of the singular includes the plural and vice versa;

(d)	use of any gender includes the other genders;

(e)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(f)	references to any document or agreement are to be construed as references to such document or agreement as is in force for the time being and as amended, varied supplemented, substituted or novated from time to time.
1.3	The Recitals and Schedules form part of this Charge and shall have effect as if set out in full in the body of this Charge and any reference to this Charge includes the Recitals and Schedules.
1.4	The obligations of each person (if more than one person) constituting the Chargor under this Charge are joint and several.
1.5	In the event of any conflict between the provisions of this Charge and the Shareholder Agreement, the provisions of the Shareholder Agreement shall prevail.
2	Covenant to Pay
The Chargor covenants with the Chargee that it will on demand pay and discharge each of the Secured Obligations when due to the Chargee.
3	Charge
3.1	The Chargor, with full title guarantee, hereby charges by way of first fixed charge as a continuing security for the payment and discharge of the Secured Obligations, all its right, title, interest and benefit present and future in, to and under the Charged Shares subject to the provisions for release of this Charge set out below.
3.2	Unless and until a Termination Event has occurred:
(a)	the Chargor shall be entitled to exercise all voting rights attaching to the Charged Shares or any thereof for all purposes not inconsistent with the purposes of this Charge, any of the Secured Obligations or of the Shareholder Agreement; and
(b)	the Chargor shall be entitled to receive and retain any and all dividends and other distributions paid in respect of the Charged Shares or any thereof.

3.3	Subject to Clauses 3.4 and 3.5, on the irrevocable and unconditional payment or discharge by or on behalf of the Chargor of the Secured Obligations in full, the Chargee shall, at the request and cost of the Chargor, release this Charge.
3.4	Any receipt, release or discharge of any security created by this Charge or of any liability arising under this Charge may only be given by the Chargee in accordance with the provisions on this Charge and shall not release or discharge the Chargor from any liability to the Chargee for the same or any other monies which may exist independently of this Charge. Where such receipt, release or discharge relates to only part of the Secured Obligations such receipt, release or discharge shall not prejudice or affect any other part thereof nor any of the rights and remedies of the Chargee hereunder or under any other agreement nor any of the obligations of the Chargor under this Charge or any other agreement.
3.5	Any release, discharge or settlement between the Chargor and the Chargee shall be conditional upon no security, disposition or payment to the Chargee or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to liquidation, administration or insolvency or for any other reason whatsoever and if such condition is not fulfilled the Chargee shall be entitled to enforce this Charge as if such release, discharge or settlement had not occurred and any such payment had not been made.
3.6	The restriction on the consolidation of mortgages and on power of sale imposed by sections 35 and 40 respectively of the Conveyancing and Law of Property Act 1961 (as amended) (the “CPA Act”) shall not apply to the security constituted by this Charge.
4	Covenants by the Chargor
The Chargor covenants that:
4.1	it shall deliver to the Chargee the following (on the date hereof) in form and substance acceptable to the Chargee as security in accordance with the terms of this Charge:
(a)	the original share certificates in respect of the Initial Shares;
(b)	blank, signed and undated transfers in respect of the Initial Shares in the form set out in Schedule 2;
The Chargor and the Chargee agree that within two months from the date hereof the Chargee shall deposit the above documents (“Deposited Documents”) to a mutually agreed escrow agent. In the escrow agreement by and among the Chargor, the Chargee and the said escrow agent, among other things, the condition for release of the Deposited Documents shall be the notice of default issued by Chargee solely, upon which notice, the escrow agent shall release the Deposited Documents to the Chargee and give notice of such release to the Chargor.
4.2	it shall deliver to the Chargee the following (within 10 Business Days from the date hereof), a certified true copy of the Chargor’s register of charges, duly stamped and filed at the Registry, showing details of this Charge;
4.3	it shall promptly pay (and shall indemnify the Chargee on demand against) all calls, instalments and other payments which may be made or become due in respect of the Charged Shares and so that, in the event of default by the Chargor, the Chargee may do so on behalf of the Chargor;

4.4	it shall not, except with the prior written consent of the Chargee:
(a)	create or permit to exist over all or part of the Charged Shares (or any interest therein) any Security Interest (other than created or expressly permitted to be created under this Charge) whether ranking prior to, pari passu with or behind the security contained in this Charge; or
(b)	sell, transfer or otherwise dispose of the Charged Shares or any interest therein or attempt or agree to so dispose (other than in accordance with this Charge); or
(c)	permit any person other than the Chargor or the Chargee or the Chargee’s nominee or nominees to be registered as, or become the holder of, the Charged Shares; or
(d)	vote in favour of a resolution to amend, modify or change the memorandum and articles of association of the Charged Company or to continue the Charged Company in a jurisdiction outside the British Virgin Islands; or
(e)	to the extent that the same is within the control of the Chargor, allow or consent to any further shares in the Charged Company being issued to any person other than the Chargor (and for the avoidance of doubt any such shares issued to the Chargor will form part of the Charged Shares in accordance with this Charge);
4.5	it shall promptly forward to the Chargee all material notices, reports, accounts and other documents relating to the Charged Shares which it may receive from time to time (including all notices of meetings of the shareholders of the Charged Company);
4.6	at any time after the occurrence of a Termination Event it shall exercise all voting and other rights and powers which may at any time be exercisable by the holder of the Charged Shares as the Chargee may in its absolute discretion direct;
4.7	it shall not take or accept any Security Interest from the Charged Company or, in relation to the Secured Obligations, from any third party, without the Chargee’s prior written consent;
4.8	unless directed in writing to do so by the Chargee it shall not prove in a liquidation or winding up of the Charged Company until all the Secured Obligations are paid in full and if directed to prove by the Chargee (or if the Chargor otherwise receives any payment or other benefit in breach of this Clause or Clause 4.9) the Chargor shall hold all monies received by it on trust for the Chargee to satisfy the Secured Obligations; and
4.9	until all of the Secured Obligations have been paid in full, it shall not claim payment whether directly or by set-off, lien, counterclaim or otherwise of any amount which may be or has become due to the Chargor by the Charged Company other than as contemplated and/or expressly permitted by the Shareholder Agreement.

5	Representations and Warranties by the Chargor
The Chargor represents and warrants to the Chargee and undertakes that, subject to any approval or disclosure required under any law of New Zealand or the NZX Listing Rules:
5.1	the Chargor is the absolute sole legal and beneficial owner of all of the Initial Shares free of all Security Interests, trusts, equities and third party claims whatsoever (save those under this Charge) and that all of the Initial Shares are fully paid up;
5.2	the Initial Shares represent 80.81% of the shares issued by the Charged Company;
5.3	the Initial Shares are freely transferable on the books of the Charged Company and no consents or approvals are required in order to register a transfer of the Initial Shares;
5.4	no litigation against the Chargor or the Charged Company is current or, to their knowledge pending or threatened;
5.5	it is duly incorporated and in good standing under the laws of the jurisdiction in which it is incorporated and has and will at all times have the necessary power to enter into and perform its obligations under this Charge and has duly authorised the execution and delivery of this Charge and the performance of its obligations hereunder;
5.6	this Charge constitutes its legal, valid, binding and enforceable obligation and is a first priority security interest over the Charged Shares effective in accordance with its terms;
5.7	the execution, delivery, observance and performance by the Chargor of this Charge will not require the Chargor to obtain any licences, consents or approvals and will not result in any violation of any law, statute, ordinance, rule or regulation applicable to it;
5.8	it is not necessary to file details of this Charge anywhere in the world, save as set out in sections 162 and 163 of the BCA;
5.9	it has obtained all the necessary authorisations and consents to enable it to enter into this Charge and the necessary authorisations and consents will remain in full force and effect at all times during the subsistence of the security constituted by this Charge;
5.10	the execution, delivery, observance and performance by the Chargor of the Charge will not constitute an event of default or trigger any enforcement under any Security Interest in the Chargor’s assets nor will it result in the creation of any Security Interest over or in respect of the present or future assets of the Charged Company;
5.11	the execution, enforcement or payments made under this Charge will not be subject to any taxes, fees or charges (including stamp duty) in the British Virgin Islands; and
5.12	it will procure that details of the Charged Shares shall be entered into the register of members of the relevant Charged Company.
6	Power of Attorney
The Chargor hereby irrevocably and by way of security for the payment of the Secured Obligations and the performance of its obligations under this Charge appoints the Chargee as its true and lawful attorney (with full power to appoint substitutes and to sub-delegate) on behalf of the Chargor and in the Chargor’s own name or otherwise, at any time and from time to time, to sign, seal, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which the Chargee may consider to be necessary or advisable to perfect or improve its security over the Charged Shares, to give proper effect to the intent and purposes of this Charge, or to enable or assist in any way in the exercise of any right or the enforcement thereof including any power of sale of the Charged Shares (whether arising under this Charge or implied by statute or otherwise), provided that unless and until the occurrence of a Termination Event the Chargee may not do anything pursuant to this appointment.

7	Enforcement
7.1	The percentage of the Company’s shares that may be enforceable under this charge shall be equal to the Repurchase Price (as defined in the Shareholders Agreement) as a percentage of the fair value of the Company’s equity.
7.2	After this Charge has become enforceable, in accordance with Clause 7.3, the Chargee may in its absolute discretion enforce all or any part of this Charge in any manner it sees fit. For the avoidance of doubt, the Chargee’s rights of enforcement shall include (without limitation) the right:
(a)	to perfect or improve its title to and security over the Charged Shares in such manner as the Chargee may in its absolute discretion determine;
(b)	with notice to, or upon consent or concurrence by, the Chargor to sell the Charged Shares or any part thereof by such method, at such place and upon such terms as the Chargee may in its absolute discretion determine, with power to postpone any such sale and in any such case the Chargee may exercise any and all rights attaching to the Charged Shares as the Chargee in its absolute discretion may determine and without being answerable for any loss occasioned by such sale or resulting from postponement thereof or the exercise of such rights;
(c)	to receive and retain all dividends and other distributions made on or in respect of the Charged Shares or any thereof and any such dividends and other distributions received by the Chargor after such time shall be held in trust by the Chargor for the Chargee and be paid or transferred to the Chargee on demand to be applied towards the discharge of the Secured Obligations;
(d)	to exercise (or enable its nominees to exercise) any and all powers, discretion, voting or other rights or entitlements conferred on a holder of the Charged Shares in such manner as the Chargee may in its absolute discretion determine;
(e)	to exercise any and all other rights, powers and discretions of the Chargor in respect of the Charged Shares in such manner as the Chargee may in its absolute discretion determine;
(f)	to procure that the Chargee or its nominee or nominees is registered in the Register of Members of the Charged Company as holder of the legal title in and to the Charged Shares;
(g)	otherwise to enforce any of the rights of the Chargee under or in connection with this Charge in such manner as the Chargee may in its absolute discretion determine; and
(h)	to date and deliver the documents delivered to it pursuant to this Charge as it considers appropriate and to take all steps to register the Charged Shares in the name of the Chargee or its nominee or nominees and to assume control as the registered owner of the Charged Shares.

7.3	Subject to Clause 7.4 below, the Chargee’s rights of enforcement in relation to this Charge (other than those listed in section 66(5) of the BCA) shall become immediately enforceable upon the occurrence of a Termination Event.
7.4	For the purposes of section 66(7) of the BCA, notwithstanding any other provision of this Charge, the Chargee may enforce all rights of enforcement set out in section 66(5) of the BCA immediately upon the occurrence of a Termination Event that has been continuing for one day and which remains unrectified for a period of not less than one Business Day following notice given by the Chargee to the Chargor instructing the Chargor to immediately rectify such Termination Event (an “Unrectified Termination Event”).
7.5	Neither the Chargee nor any Receiver (as defined in Clause 8 below) will be liable, by reason of entering into possession of a Charged Share, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.
8	Receiver
8.1	Without prejudice to the provisions of Clause 7 above, upon the service of an Enforcement Notice the Chargee shall immediately become entitled to appoint one or more person or persons eligible to be appointed as a receiver under the Insolvency Act as the Chargee thinks fit to be a receiver (the “Receiver”) in relation to the Charged Shares. Where the Chargee appoints two or more persons as Receiver, the Receivers may act jointly or independently.
8.2	The Receiver may take such action in relation to the enforcement of this Charge including, without limitation, to sell, charge or otherwise dispose of the Charged Shares, to exercise any powers, discretion, voting or other rights or entitlements in relation to the Charged Shares and generally to carry out any other action which he may in his sole discretion deem necessary in relation to the enforcement of this Charge.
8.3	To the fullest extent permissible under law, the Chargee may exercise any right or power that the Receiver may exercise in relation to the enforcement of this Charge.
8.4	The Receiver shall have, in addition to the other powers set out in this Clause, the following powers:
(a)	power to take possession of, collect and get in the Charged Shares and, for that purpose, to take such proceedings as may seem to him to be expedient;
(b)	power to raise or borrow money and grant security over the Charged Shares;
(c)	power to appoint an attorney or accountant or other professionally qualified person to assist him in the performance of his functions;
(d)	power to bring or defend any action or other legal proceedings in the name of and on behalf of the Chargor in respect of the Charged Shares;

(e)	power to do all acts and execute in the name and on behalf of the Chargor any document or deed in respect of the Charged Shares;
(f)	power to make any payment which is necessary or incidental to the performance of his functions;
(g)	power to make any arrangement or compromise on behalf of the Chargor in respect of the Charged Shares;
(h)	power to rank and claim in the insolvency or liquidation of the Charged Company and to receive dividends and to accede to agreements for the creditors of the Charged Company;
(i)	power to present or defend a petition for the winding up of the Charged Company; and
(j)	power to do all other things incidental to the exercise of the foregoing powers.
8.5	The Receiver shall be the agent of the Chargor and the Chargor alone shall be responsible for his acts and defaults and liable on any contracts made, entered into or adopted by the Receiver. The Chargee shall not be liable for the Receiver’s acts, omissions, negligence or default, nor be liable on contracts entered into or adopted by the Receiver.
9	Application of Monies
9.1	The Chargee (and any Receiver) shall apply the monies received by it as a result of the enforcement of the security:
(a)	first, in payment or satisfaction of the expenses related to enforcement of this security (including without limitation the fees and expenses of the Receiver);
(b)	secondly, in meeting claims of the Chargee in respect of the Secured Obligations; and

(c)	thirdly, in payment of the balance (if any) to the Chargor.
9.2	The Chargee shall not be liable for any loss or damage:
(a)	occasioned by any sale or disposal of the Charged Shares or an interest in the Charged Shares; or
(b)	arising out of the exercise, or failure to exercise, any of its powers under this Charge; or
(c)	occasioned by any neglect or default to pay any instalment or accept any offer or notify the Chargor of any such neglect or default; or
(d)	occasioned by any other loss of whatever nature in connection with the Charged Shares.
10	Protection of Purchasers
No bona fide purchaser or other bona fide person dealing with the Chargee or its delegate shall be bound to see or inquire whether the right of the Chargee to exercise any of its powers has arisen or become exercisable or be concerned with notice to the contrary, or be concerned to see whether the delegation by the Chargee pursuant to the terms of this Charge shall have lapsed for any reason or been revoked.

11	Continuing Security and Non-Merger
Subject to Section 5 of the Shareholder Agreement, the security constituted by this Charge shall be continuing and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Secured Obligations or any other matter or thing whatsoever and shall be binding until all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full.
12	Currency
12.1	For the purpose of, or pending the discharge of, any of the Secured Obligations the Chargee may, in its sole discretion, convert any moneys received or recovered in any currency under this Charge (including the proceeds of any previous conversion under this Clause) from their existing currency of denomination into any other currency at such rate or rates of exchange and at such time as the Chargee thinks fit.
12.2	No payment to the Chargee (whether under any judgment or court order or otherwise) shall discharge the Secured Obligations in respect of which it was made unless and until the Chargee shall have received payment in full in the currency in which such Secured Obligations were incurred and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such Secured Obligations expressed in that currency, the Chargee shall have a further separate cause of action against the Chargor and shall be entitled to enforce this Charge to recover the amount of the shortfall.
13	Costs
The Chargor shall on demand and on a full indemnity basis pay to the Chargee the amount of all costs and expenses and other liabilities (including stamp duty, and legal and out-of-pocket expenses) which the Chargee incurs in connection with enforcing or any part of this Charge.
14	Variation and Amendment
This Charge shall remain in full force and effect notwithstanding any amendments or variations from time to time of the Shareholder Agreement and no variation of this Charge shall be valid unless it is in writing and signed by or on behalf of each of the parties.
15	Assignment
15.1	The Chargor may not assign or transfer all or any part of its rights, benefits or obligations under this Charge to any other person without the prior written consent of the Chargee.
15.2	The Chargee may not assign or otherwise transfer the whole or any part of the rights, benefits and obligations under the Charge to any other person without the prior written consent of the Chargor.
16	Entire Agreement
This Charge constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Charge.

17	Further Assurance
17.1	The Chargor shall promptly execute all documents and do all things that the Chargee may specify for the purpose of:
(a)	securing and perfecting its security over or title to all or any of the Charged Shares; or
(b)	enabling the Chargee to vest all or part of the Charged Shares in its name or in the names of its nominee(s), agent or any purchaser.
18	Notices
18.1	Without prejudice to any other method of service of notices and communications provided by law, a demand or notice under this Charge shall be in writing signed by an officer or agent of the Chargee or the Chargor, as the case may be, and may be served on the Chargor or the Chargee, as the case may be, by hand, by post, or by facsimile transmission. Any such notice or communication shall be sent to the address or number of the relevant party as set out below:
Chargor:
Agria Group Limited
Address:
21/F Tower B, PingAn International Finance Center, 1-3 Xinyuan South Road,
Chaoyang District, Beijing, China
Facsimile Number: 010-84381003
For the attention of: John Layburn
Chargee:
New Hope International (Hong Kong) Limited
Address:
Suite 2508, West Tower, LG Twin Towers, Jianguomenwai Avenue,
Chaoyang District, Beijing, China
Facsimile Number: 010-65676087
For the attention of: Tianli Zhang
18.2	Any such notice or communication given by the Chargee shall be deemed to have been received:
(a)	if sent by facsimile transmission, at the time of transmission, or the following Business Day if transmitted after normal business hours;
(b)	if delivered personally (including being sent by courier), at the time of delivery, or the following Business Day if delivered after normal business hours; and
(c)	if posted, on the fifth Business Day following the day on which it was properly despatched by courier.

18.3	Any notice given by the Chargor shall be deemed to have been given only on actual receipt by the Chargee.
18.4	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party set out in Clause 18.1 (or as otherwise notified by that party hereunder) and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery, registered post or airmail letter, or that the notice was transmitted by fax to the fax number of the relevant party set out in Clause 18.1 (or as otherwise notified by that party hereunder).
18.5	For the avoidance of doubt, notice given under this Charge shall not be validly served if sent by e-mail.
19	Miscellaneous
19.1	All sums payable by the Chargor under this Charge shall be paid without any set-off, counterclaim, withholding or deduction whatsoever unless required by law in which event the Chargor will simultaneously with making the relevant payment under this Charge pay to the Chargee such additional amount as will result in the receipt by the Chargee of the full amount which would otherwise have been receivable and will supply the Chargee promptly with evidence satisfactory to the Chargee that the Chargor has accounted to the relevant authority for the sum withheld or deducted.
19.2	No delay or omission on the part of the Chargee in exercising any right or remedy under this Charge shall impair that right or remedy or operate as or be taken to be a waiver of it nor shall any single, partial or defective exercise of any such right or remedy preclude any other or further exercise under this Charge of that or any other right or remedy.
19.3	The Chargee’s rights powers and remedies under this Charge are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise and may be exercised from time to time and as often as the Chargee deems expedient.
19.4	Any waiver by the Chargee of any terms of this Charge or any consent or approval given by the Chargee under it shall be effective only if given in writing and then only for the purpose and upon the terms and conditions (if any) on which it is given.
19.5	If at any time any one or more of the provisions of this Charge is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions of this Charge nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.
19.6	Any statement, certificate or determination of the Chargee as to the Secured Obligations or (without limitation) any other matter provided for in this Charge shall, in the absence of manifest error, be conclusive and binding on the Chargor.
19.7	The Chargor shall at all times maintain an agent for service of process in the British Virgin Islands. Such agent shall be ____ of _____ and any writ, judgment or other notice of legal process shall be sufficiently served on the Chargor if delivered to such agent at its address set out above. The Chargor undertakes not to revoke the authority of the above agent and if, for any reason, such agent no longer serves as agent of the Chargor to receive service of process the Chargor shall promptly appoint another such agent and advise the Chargee of the new agent’s name and address for service.

20	Law and Jurisdiction
20.1	This Charge is governed by, and shall be construed in accordance with, the laws of the British Virgin Islands.
20.2	The Chargor irrevocably agree for the exclusive benefit of the Chargee that the courts of the British Virgin Islands shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Charge and for such purposes irrevocably submits to the jurisdiction of such courts.
21	Counterparts
This Charge may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

In witness whereof this Charge has been executed and delivered as a deed the day and year first above written.
EXECUTED AS A DEED for and on behalf of Agria Group Limited as Chargor

Name:
Title: Director
In the presence of:

Name:
Title:

EXECUTED AS A DEED for and on behalf of New Hope International (Hong Kong) Limited as Chargee

Name:
Title: Director
In the presence of:

Name:
Title:

Schedule 1
The Initial Shares

Column A	Column B	Column C	Column D	Column E
Place of
	incorporation		Place of
	of Charged	Charged	incorporation	No. of
Chargor	Company	Company	of Chargor	shares
Agria Group Limited	British Virgin Islands	Agria Asia Investment Limited	British Virgin Islands	84,078,522

Schedule 2
Form of Instrument of Transfer of Shares
S H A R E   T R A N S F E R
Agria Group Limited (the “Transferor”) for value received does hereby transfer to New Hope
Group International (Hong Kong) Limited (the “Transferee”), all the shares standing in the
Transferor’s name in the undertaking called Agria Asia Investments Limited (a company incorporated in the British Virgin Islands) (the “Company”), to hold the same unto the
Transferee.
Signed for and on behalf of the Transferor
Name:
Title: Director
Dated this ______ day of ___________
The Transferee does hereby agree to accept the above shares subject to the provisions of the Memorandum and Articles of Association of the Company.
Signed by or on behalf of the Transferee
Name:
Title:
Dated this ______ day of ___________